SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|        Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|X|        Definitive Proxy Statement
|_|        Definitive Additional Materials
|_|        Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                          SAVOIR TECHNOLOGY GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|        No fee required.
|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

           1)    Title of each class of securities to which transaction applies:

                 ---------------------------------------------------------------

           2)    Aggregate number of securities to which transaction applies:

                 ---------------------------------------------------------------

           3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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           4)    Proposed maximum aggregate value of transaction:

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           5)    Total fee paid:

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|_|        Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           1)    Amount Previously Paid:

                 ---------------------------------------------------------------
           2)    Form, Schedule or Registration Statement No.:

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           3)    Filing Party:

                 ---------------------------------------------------------------

           4)    Date Filed:

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


                          SAVOIR TECHNOLOGY GROUP, INC.
                            254 EAST HACIENDA AVENUE
                               CAMPBELL, CA 95008
                                 (408) 379-0177

                          SAVOIR TECHNOLOGY GROUP, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


To the Stockholders of SAVOIR TECHNOLOGY GROUP, INC.:

         The Annual Meeting of Stockholders of Savoir Technology Group, Inc. (the "Company") will be held at 254 East Hacienda Avenue, Campbell, California 95008, on August 5, 1998 at 10:30 a.m. for the purpose of considering and acting upon the following proposals:

               (1) To elect a Board of seven (7) directors to hold office until the next annual meeting of stockholders or until their respective successors have been elected and qualified;

               (2) To approve an amendment to the Company's 1994 Stock Option Plan increasing the number of shares reserved for option grants;

               (3) To ratify the designation of Coopers & Lybrand L.L.P. as independent accountants for the period ending December 31, 1998; and

               (4) To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

         The Board of Directors has fixed the close of business on July 1, 1998 as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any postponements or adjournments thereof. A list of stockholders entitled to vote will be available at 254 East Hacienda Avenue, Campbell, California 95008 for ten days prior to the Annual Meeting.

         The Company's December 31, 1997 Annual Report to stockholders accompanies this Notice of Annual Meeting of Stockholders and Proxy Statement.

                                   By Order of the Board of Directors


                                   P. Scott Munro
                                   Secretary

Campbell, California
July 7, 1998


YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND RETURN THE
ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

                          SAVOIR TECHNOLOGY GROUP, INC.
                            254 EAST HACIENDA AVENUE
                               CAMPBELL, CA 95008
                                 (408) 379-0177
                              --------------------
                                 PROXY STATEMENT
                              --------------------

                         ANNUAL MEETING OF STOCKHOLDERS

                                 AUGUST 5, 1998

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Savoir Technology Group, Inc. (the "Company") of proxies for use at the Annual Meeting of Stockholders of the Company to be held on August 5, 1998 at 10:30 a.m. at the principal executive offices of the Company located at 254 East Hacienda Avenue, Campbell, California 95008. This proxy statement and the accompanying form of proxy are being mailed to stockholders on or about July 7, 1998.

                                  VOTING RIGHTS

         Stockholders of record of the Company as of the close of business on July 1, 1998 have the right to receive notice of and to vote at the Annual Meeting. On July 1, 1998, the Company had issued and outstanding 9,914,097 shares of Common Stock and 2,024,900 shares of Series A Preferred Stock. Each share of Common Stock and Series A Preferred Stock is entitled to one vote for as many separate nominees as there are directors to be elected and for or against all other matters presented. For action to be taken at the Annual Meeting, the majority of the shares entitled to vote must be represented at the meeting in person or by proxy. Director nominees receiving the highest number of affirmative votes up to the number of directors to be elected will be elected. Votes withheld with respect to director nominees have no legal effect. The affirmative vote of a majority of the shares voting and a majority of the required quorum is the minimum approval necessary and is required to approve an amendment to the Company's 1994 Stock Option Plan and the ratification of Coopers & Lybrand L.L.P. as independent accountants. Because abstentions with respect to any matter are treated as shares present or represented and entitled to vote for the purposes of determining whether that matter has been approved by the stockholders, abstentions have the same effect as negative votes. If the number of abstentions is such that the affirmative votes do not constitute the requisite vote, the proposal will be defeated. Broker non-votes and shares as to which proxy authority has been withheld with respect to any matter are not deemed to be present or represented for purposes of determining whether stockholder approval of that matter has been obtained.

                                     PROXIES

         Proxies for use at the Annual Meeting are being solicited by the Board of Directors of the Company from its stockholders.

         Shares represented by properly executed proxies received by the Company will be voted at the Annual Meeting in accordance with the instructions thereon. It is intended that shares represented by proxies received by the Company with no instructions will be voted in favor of all proposals set forth in the Notice of Meeting and for the nominees as described below.

         Any person giving a proxy in the form accompanying this Proxy Statement has the power to revoke it at any time before its exercise by (i) filing with the Secretary of the Company a signed written statement revoking his or her proxy or (ii) submitting an executed proxy bearing a date later than that of the proxy being revoked. A proxy may also be revoked by attendance at the Annual Meeting and the election to vote in person. Attendance at the Annual Meeting will not by itself constitute the revocation of a proxy.

                                PROPOSAL NUMBER 1

                              ELECTION OF DIRECTORS

         At the Annual Meeting, a Board of seven (7) directors will be elected. The Board of Directors currently consists of six (6) directors. At a Meeting of the Board of Directors on May 13, 1998, the Board unanimously approved the amendment to Article III, Section 3.2 of the Amended and Restated Bylaws of the Company to provide that the authorized number of directors shall be increased, effective the commencement of the 1998 Annual Meeting, to seven (7) directors. Except as set forth below, unless otherwise instructed, the proxy holders will vote the proxies received by them for Management's nominees named below. Six (6) of the nominees are presently directors of the Company. Mr. Guy M. Lammle shall become a member of the Board of Directors upon stockholder approval. In the event that any Management nominee shall become unavailable, the proxy holders will vote in their discretion for a substitute nominee. It is not expected that any nominee will be unavailable. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until a successor has been elected and qualified.

THE NAME AND PRINCIPAL OCCUPATION FOR THE PAST FIVE YEARS OF THE DIRECTORS NOMINATED BY MANAGEMENT ARE:

         P. SCOTT MUNRO, 41, has served as Chief Executive Officer, President and Secretary of the Company since July 1995. Mr. Munro has also served as Chairman of the Board since January 1998 and served as a Director of the Company from July 1995. From January 1993 to July 1995, Mr. Munro was President, Computer Systems Division of the Company, and from July 1990 to January 1993, he served as Senior Vice President, Computer Systems Division of the Company. Prior to 1990, Mr. Munro served as a General Manager for both Future Electronics, Inc., a distributor of electronic components, and Arrow Electronics, Inc., a distributor of computer products.

         CARLTON JOSEPH MERTENS II, 32, has served as a Director of the Company and as Chief Executive Officer and President of the Company's subsidiary, Business Partners Solutions, Inc., since September 1997. From 1984 to September 1997, Mr. Mertens was an active member of Star Management System's ("SMS") management team, and served as Executive Vice President of SMS from 1991 to September 1997 prior to its acquisition by the Company.

         ANGELO GUADAGNO, 56, has served as a Director of the Company since August 1997. From 1989 to 1997, he was the Vice President of Worldwide Channel Sales of Data General, a manufacturer of servers, storage systems and related software. During his tenure at Data General he also served as: Vice President of U.S. Sales from 1994 to 1996; Vice President, American Sales and Services from 1990 to 1994; and Vice President of North American Sales Division from 1989 to 1990.

         JAMES J. HEFFERNAN, 56, has served as a Director of the Company since October 1995. Since January 1996, he has been a director of USWeb Corporation, an Internet consulting firm, and was Chief Financial Officer from January 1996 to May 1998. From March 1995 to January 1996, he was Chief Financial Officer of Interlink Computer Sciences, a software company. Prior to such time, Mr. Heffernan was Chairman of the Board and Chief Financial Officer of Panoramic, Inc., a software company. From June 1994 to June 1995, Mr. Heffernan was a director of International Microcomputer Software, Inc., a software company.

         K. WILLIAM SICKLER, 49, has served as a Director of the Company since July 1993. Mr. Sickler has served as Chief Executive Officer and President of Gadzoox Networks, Inc., a provider of gigabit fibre channel networking products since April 1996. From July 1995 to April 1996, he was Executive Director of Software Business Development for Seagate Technology, a software developer and manufacturer of disk drives, with responsibility for analysis of potential software company acquisitions. From December 1992 to July 1995, Mr. Sickler was President and Chief Executive Officer of Network Computing, Inc., a provider of network management software for local area networks.

         J. LARRY SMART, 50, has served as a Director of the Company since October 1995. From October 1995 to January 1998, he also served as Chairman of the Board of the Company. Since March 1997, Mr. Smart has served as President and Chief Executive Officer of Visioneer, Inc., a developer of personal desktop management hardware and software imaging products, and served as Chairman of the Board of Directors of that company from February 1997 until assuming the position of President and Chief Executive Officer. From July 1995 until March 1997, he was Chairman of the Board, President and Chief Executive Officer of StreamLogic Corporation, a data storage company. From March 1994 to February 1995, Mr. Smart was President and Chief Executive Officer of Maxtor Corporation, a data storage company. From July 1991 to February 1995, Mr. Smart was President and Chief Executive Officer of Southwall Technologies, Inc., a materials sciences company.

         GUY M. LAMMLE, 46, is not currently a member of the Board of Directors. He has served as Chairman of the Board, Chief Executive Officer and Director of NXTrend Technology, Inc. since February 1980 and assumed the additional title of President in October 1996. From 1974 to 1980, Mr. Lammle was employed with The Burroughs Corporation, a computer hardware company, progressing from Sales Representative to Zone Manager and finally District Product Manager.


         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" MANAGEMENT'S
NOMINEES.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

         The total number of regular and special meetings of the Board of Directors held in the last fiscal year was fifteen (15). All directors attended at least seventy-five percent (75%) of the Board meetings and the meetings of the committees of the Board on which such director served.

         The Audit Committee of the Board of Directors, which presently consists of Messrs. Heffernan and Smart, met once during the last fiscal year. The Audit Committee has the responsibility to review the scope of the annual audit, recommend to the Board of Directors the appointment of the independent accountants, and meet with the independent accountants for review and analysis of the Company's systems, the adequacy of controls and the sufficiency of financial reporting and legal accounting compliance.

         The Compensation Committee of the Board of Directors, which presently consists of Messrs. Guadagno and Sickler, met once during the last fiscal year. The Compensation Committee has the responsibility for determining the compensation to be paid to each of the Company's executive officers.

         The Stock Option Committee of the Board of Directors, which presently consists of Messrs. Guadagno and Sickler, met once during the last fiscal year. The Stock Option Committee administers the Company's Amended and Restated Incentive and Non-Incentive Stock Option Plans and the 1994 Stock Option Plan (collectively, the "Stock Options Plans").

         The Nominating Committee of the Board of Directors, which presently consists of Messrs. Munro, Sickler and Smart, met once as part of a larger Board meeting during the last fiscal year. The Nominating Committee recommends to the Board of Directors persons for nomination to the Board. The Nominating Committee will consider recommendations from stockholders which should be addressed to the attention of the Secretary, Savoir Technology Group, Inc., 254 East Hacienda Avenue, Campbell, California 95008.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules of the Securities and Exchange Commission (the "Commission") thereunder require the Company's executive officers, directors and certain stockholders to file reports of ownership and changes in ownership of the Common Stock with the Commission. Based upon a review of such reports, the Company believes that all reports required by Section 16(a) of the Exchange Act to be filed by its executive officers and directors during the last fiscal year were filed on time, except that Messrs. Guadagno and O'Reilly filed their Forms 3 approximately five months late.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information as to the beneficial ownership of the capital stock of the Company as of June 26, 1998, by: (i) each person known to the Company to beneficially own more than five percent (5%) of the capital stock of the Company; (ii) each of the Company's directors and director nominees; (iii) each of the Named Executive Officers (as defined on page of this Proxy Statement); and (iv) all executive officers and directors as a group.

                                                                                        PERCENT OF SHARES
                                                                   NUMBER OF SHARES       BENEFICIALLY
     DIRECTORS, OFFICERS AND CERTAIN BENEFICIAL OWNERS           BENEFICIALLY OWNED(1)      OWNED(2)
--------------------------------------------------------         ---------------------   ----------------

Robert Fleming Inc.(3).....................................          1,503,305              12.5%
Astoria Capital Partners, L.P.(4)
         3 Embarcadero Center
         San Francisco, CA 94111...........................            999,149               8.3%
Hemisphere Trading Co.(5)
         5796 Shelby Oaks Drive, Suite 12
         Memphis, TN  38134................................            753,000               6.3%
ROI Capital Management, Inc. ("ROI") and affiliates(6)
         One Bush Street, Suite 1150
         San Francisco, CA  94104..........................            666,478               5.6%
Strome Susskind Investment Management,
         L.P. ("SSIM") and affiliates(7)
         100 Wilshire Avenue
         Santa Monica, CA 90491............................            590,967               4.9%
Canpartners Investments IV, LLC ("CanIV")
         and affiliates(8)
         9665 Wilshire Boulevard, Suite 200
         Beverly Hills, CA  90212..........................            517,616               4.3%
Carlton Joseph Mertens II(9)...............................            460,000               3.8%
Michael N. Gunnells(10)....................................            450,000               3.8%
John M. Harkins(11)........................................            450,000               3.8%
P. Scott Munro(12).........................................            188,594               1.5%
Guy M. Lammle..............................................             64,207                *
James W. Dorst(13).........................................             63,219                *
K. William Sickler(14).....................................             24,313                *
J. Larry Smart(15).........................................             22,813                *
Robert O'Reilly(16)........................................             21,359                *
James J. Heffernan(17).....................................              8,813                *
Angelo Guadagno(18)........................................              3,750                *
All executive officers and directors as a group
(9 persons)(19)............................................            857,068               7.0%


----------
*     Less than one percent (1%).
(1) Unless otherwise indicated, the beneficial owner has sole voting and dispositive power over the shares reported in the table. Includes shares of Common Stock and shares of Series A Preferred Stock on an as converted basis. Information with respect to beneficial ownership is based upon information obtained from the stockholders and from the Company's transfer agent. To the Company's knowledge, unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the Commission and includes voting and investment power with respect to securities. Shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of June 26, 1998 or upon exercise of warrants that are currently exercisable or exercisable within 60 days of June 26, 1998 are deemed to be outstanding and to be beneficially owned by the person presently entitled to exercise for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Each share of Series A Preferred Stock is convertible at any time into shares of the Common Stock at a current ratio of 1.027 shares of Common Stock for each share of Series A Preferred Stock and is entitled to vote, without conversion, together with the Common Stock as a single class on an as converted basis.

(2) Based on 9,914,097 shares of Common Stock and 2,024,900 shares of Series A Preferred Stock outstanding (equivalent to 2,079,572 shares of Common Stock) on an as converted basis, as of June 26, 1998.

(3) Includes 325,000 shares of Series A Preferred Stock and warrants to purchase 362,500 shares of Common Stock. The shares of Series A Preferred Stock and warrants are held as follows: (i) 325,000 shares of Series A Preferred Stock and warrants to purchase 362,500 shares of Common Stock are held by Robert Fleming Inc. Based on a Schedule 13G dated May 6, 1998 filed by Robert Fleming, Inc.

(4) Includes 683,060 shares of Common Stock, 207,000 shares of Series A Preferred Stock and warrants to purchase 103,500 shares of Common Stock. Common Stock ownership information is based on a Schedule 13G/A dated March 16, 1998 filed jointly by Richard W. Koe, Astoria Capital Management, Inc. ("Astoria Management")and Astoria Capital Partners L.P. ("Astoria Partners") reporting ownership as follows:

                                                  SHARES OF
                                                 COMMON STOCK         SHARED VOTING AND
                                              BENEFICIALLY OWNED      DISPOSITIVE POWER
                                              ------------------      -----------------

      Astoria Partners......................       511,414                  0
      Astoria Management....................       683,060                  0
      Richard W. Koe........................       683,060                  0


      Astoria Partners is an investment limited partnership, whose general partners are Richard W. Koe and Astoria management. Astoria Management is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. Richard W. Koe is Astoria Management's president and sole shareholder. The shares of Series A Preferred Stock and warrants to purchase shares of Common Stock are owned by Astoria Partners. The shares of Series A Preferred Stock and warrants are not registered pursuant to
      Section 12 of the Exchange Act; therefore, ownership of such securities does not require reporting pursuant to Regulation 13D of the Exchange Act. The Company has no information about the shared voting and dispositive power of such securities.

(5) Based on a Schedule 13G dated October 3, 1997 filed by Hemisphere Trading Co. Hemisphere Trading Co. is an investment adviser registered under
      Section 203 of the Investment Advisers Act of 1940 and has sole voting and dispositive power with regard to all of the 753,000 shares of the Common Stock covered by the Schedule 13G.

(6)   Based on a Schedule 13G dated June 16, 1998 filed by ROI.

(7) Includes 387,012 shares of Series A Preferred Stock and warrants to purchase 193,506 shares of Common Stock. The shares of Series A preferred Stock and warrants are held as follows: (i) 126,852 shares of Series A Preferred Stock and warrants to purchase 63,426 shares of Common Stock are held by Strome Offshore Limited; (ii) 125,098 share of Series A Preferred Stock and warrants to purchase 62,549 of Common Stock are held by Strome Susskind Hedgecap Fund, LP; (iii) 103,788 shares of Series A Preferred Stock and warrants to purchase 51,894 shares of Common Stock are held by Strome Partners L.P.; and (iv) 31,274 shares of Series A Preferred Stock and warrants to purchase 15,637 shares of Common Stock are held by Strome Hedgecap Limited. The Series A Preferred Stock and warrants are not registered pursuant to Section 12 of the Exchange Act; therefore, ownership of such securities does not require reporting pursuant to Regulation 13D of the Exchange Act. The Company has no information about the shared voting and dispositive power of such securities.

(8) Includes 208,000 shares of Series A Preferred Stock and warrants to purchase 304,000 shares of Common Stock. Common Stock ownership information is based on a Schedule 13D dated September 30, 1997 filed jointly by CanIV, Canyon Capital Management, L.P. ("CCM"), Canpartners Incorporated ("Canpartners"), Mitchell R. Julis, Joshua S. Friedman and R. Christian B. Evensen, each of whom beneficially owns 512,000 shares and shares voting and dispositive power over all such shares. Messrs. Julis, Friedman and Evensen are the sole stockholders of Canpartners. Messrs. Julis, Friedman and Evensen and Canpartners are the members of CanIV, which is an investment limited partnership formed to hold securities through participation agreements for accounts managed by CCM. Canpartners is the managing general partner of CanIV. CCM is a registered investment adviser controlled by Canpartners. In addition, 208,000 shares of Series A Preferred Stock and warrants to purchase 304,000 shares of Common Stock are held by CanIV. The Series A Preferred Stock and warrants are not registered pursuant to Section 12 of the Exchange Act; therefore, ownership of such securities does not require reporting pursuant to Regulation 13D of the Exchange Act. The Company has no information about the shared voting and dispositive power of such securities.

(9)   Based on a Schedule 13D dated September 30, 1997 filed by Mr. Mertens.

(10)  Based on a Schedule 13D dated June 5,1998 filed by Mr. Gunnells.

(11)  Based on a Schedule 13D dated June 5, 1998 filed by Mr. Harkins.

(12) Includes 177,968 shares subject to stock options that are presently exercisable or will become exercisable within 60 days of June 26, 1998.

(13) Includes 46,250 shares subject to stock options that are presently exercisable or will become exercisable within 60 days of June 26, 1998.

(14) Includes 18,813 shares subject to stock options that are presently exercisable or will become exercisable within 60 days of June 26, 1998.

(15) Includes 8,813 shares subject to stock options that are presently exercisable or will become exercisable within 60 days of June 26, 1998.

(16) Includes 20,000 shares subject to stock options that are presently exercisable or will become exercisable within 60 days of June 26, 1998.

(17) Includes 8,813 shares subject to stock options that are presently exercisable or will become exercisable within 60 days of June 26, 1998.

(18) Includes 3,750 shares subject to stock options that are presently exercisable or will become exercisable within 60 days of June 26, 1998.

(19) Includes 284,407 shares subject to stock options that are presently exercisable or will become exercisable within 60 days of June 26, 1998.

                             EXECUTIVE COMPENSATION

         The following table provides certain summary information concerning compensation paid to the Company's Chief Executive Officer and to the Company's two other named executive officers (the "Named Executive Officers"), for the fiscal years ended December 31, 1997, 1996 and 1995.

                           SUMMARY COMPENSATION TABLE

                                                                                            LONG-TERM
                                                                                           COMPENSATION
                                                                                              AWARDS
                                                                                          -------------
                                                  ANNUAL COMPENSATION
                                       ---------------------------------------------        SECURITIES
     NAME AND            FISCAL                                        OTHER ANNUAL         UNDERLYING         ALL OTHER
  PRINCIPAL POSITION      YEAR         SALARY($)     BONUS($)         COMPENSATION($)       OPTIONS(#)      COMPENSATION($)
 --------------------    ------        ---------     --------         ---------------     -------------     ---------------


P. Scott Munro            1997          302,485       119,398              --                150,000              --
  Chairman of the         1996          221,286       122,564              --                125,000              --
  Board, Chief            1995          173,660       152,530              --                 60,000              --
  Executive Offi-
  cer, President
  and Secretary

James W. Dorst            1997          192,333        51,872              --                 30,000              --
  Chief Financial         1996          150,000        47,867              --                 20,000              --
  Officer                 1995          100,000        30,640          20,833(1)              50,000              --

Robert O'Reilly          1997(2)        142,517        36,578              --                 30,000              --
  Senior Vice
  President


----------

(1) Mr. Dorst served as a consultant to the Company from February 1995 until he was hired by the Company in May 1995. During his consultancy with the Company, he was paid $20,833.
(2)      Mr. O'Reilly became an executive officer of the Company during 1997.

         The following table sets forth certain information regarding options granted during the fiscal year ended December 31, 1997 to the Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                        POTENTIAL REALIZABLE
                                                                                          VALUE AT ASSUMED
                     NUMBER OF        PERCENT OF                                        ANNUAL RATES OF STOCK
                    SECURITIES      TOTAL OPTIONS                                      PRICE APPRECIATION FOR
                    UNDERLYING        GRANTED TO        EXERCISE OR                      OPTION TERM ($)(2)
                     OPTIONS        EMPLOYEES IN        BASE PRICE     EXPIRATION     -------------------------
   NAME              GRANTED(#)     FISCAL YEAR(1)      ($/SHARE)         DATE           5%              10%
---------------    ------------    --------------      ------------    -----------   -----------      ---------

P. Scott Munro          75,000(3)      13.2%              11.375      5/16/07         536,526         1,359,662
                        75,000(4)      13.2%              11.375      5/16/07         536,526         1,359,662

James W. Dorst          15,000(3)       2.6%              11.375      5/16/07         107,305           271,932
                        15,000(4)       2.6%              11.375      5/16/07         107,305           271,932

Robert O'Reilly         15,000(3)       2.6%              11.375      5/16/07         107,305           271,932
                        15,000(4)       2.6%              11.375      5/16/07         107,305           271,932

----------

(1) Based on options to purchase an aggregate of 567,000 shares of Common Stock granted during fiscal 1997.
(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of five percent (5%) and ten percent (10%) compounded annually from the date the respective options were granted to their expiration date and are not presented to forecast possible future appreciation, if any, in the price of the Common Stock. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the options or the sale of the underlying shares. The actual gains, if any, on the stock option exercises will depend on the future performance of the Common Stock, the optionee's continued employment through applicable vesting periods and the date on which the options are exercised.
(3) These options have a 10-year term and vest at the rate of twenty-five percent (25%) per year over a four-year period. These options have accelerated vesting upon a change of control of the Company.
(4) These options have a 10-year term and vest based on the price of the Common Stock expressed as a 30-day consecutive average, with one hundred percent (100%) vesting after five years in any event. These options have accelerated vesting upon a change of control of the Company.

         The following table shows the number of shares of Common Stock represented by outstanding stock options held by each of the Named Executive Officers as of December 31, 1997.


                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION VALUES(1)


                                                 NUMBER OF SECURITIES                      VALUE OF UNEXERCISED
                                                UNDERLYING UNEXERCISED                     IN-THE-MONEY OPTIONS
                                              OPTIONS AT FISCAL YEAR-END                  AT FISCAL YEAR-END ($)
                NAME                           EXERCISABLE/UNEXERCISABLE                 EXERCISABLE/UNEXERCISABLE
-------------------------------------       ------------------------------             -----------------------------

P. Scott Munro......................              134,218 / 302,500                         718,549 / 628,438

James W. Dorst......................               30,000 / 70,000                          210,000 / 233,750

Robert O'Reilly.....................               11,250 / 63,750                           32,344 / 97,031


----------
(1) Based on a per share price of $10.375, the closing price of the Common Stock as reported by The Nasdaq Stock Market on December 31, 1997 the last trading day of the fiscal year.


COMPENSATION OF DIRECTORS

         The Company's outside directors (i.e., those who are not employees of the Company) receive an annual retainer of $20,000, plus $750 for each board meeting attended. The Company pays for directors' liability insurance and has entered into indemnification agreements with each of its directors. The Company's 1994 Stock Option Plan provides for the grant of an option covering 15,000 shares of the Common Stock to certain directors who are not employees following their initial election or appointment and the grant of an option for 4,000 shares at every regular annual meeting thereafter at which they are elected. The exercise price is the fair market value of the Common Stock on the date of each respective grant and the options vest over a four (4) year period. In May 1997, the Board of Directors made discretionary grants of nonstatutory stock options to each of the outside directors to purchase 6,250 shares at an exercise price of $11.00.

CHANGE IN CONTROL

         Stock options held by the Company's directors and Named Executive Officers under the Company's Stock Option Plans will become fully vested and exercisable following a change in control of the Company. A "change in control" means the occurrence of any of the following events: (i) stockholder approval of a merger or consolidation of the Company with any other corporation resulting in a change in fifty percent (50%) or more of the total voting power of the Company; (ii) stockholder approval of a plan of complete liquidation of the Company or an agreement for the sale or disposition of all or substantially all of the Company's assets; or (iii) any person becomes the beneficial owner of more than fifty percent (50%) of the Company's total outstanding securities.

EMPLOYMENT AGREEMENTS

         The Company has entered into an employment agreement with P. Scott Munro dated May 1, 1998. Pursuant to the terms of the agreement Mr. Munro receives a base salary of $360,000 per year and is eligible to receive a bonus of up to $170,000 a year and a one-time bonus of $40,000, subject to achievement of certain performance goals. If Mr. Munro is terminated without cause or terminates for good reason, he will be entitled to (i) continuation of his base salary, his stock option vesting and his most recently paid regular quarterly bonus annualized, payable on a salary continuation basis, for a period of one
(1) year following termination. His health care benefits will continue until the earlier of the end of the twelve (12) months period or until he becomes eligible for comparable benefits at another employer. If Mr. Munro is terminated without cause or terminates for good reason following a change in control of the Company, he will be entitled to the product of 1.5 times his base salary and most recently paid regular annual bonus in a cash lump sum, and his health care benefits will continue until the earlier of (i) twelve (12) months following the termination of employment or the date he becomes eligible for comparable benefits at another employer. Mr. Munro's stock options will fully vest upon a change in control of the Company.

         The Company has also entered into employment agreements with other management personnel as follows: (i) an employment agreement with James W. Dorst dated January 22, 1998, pursuant to which Mr. Dorst receives a base salary of $200,000 per year and is eligible to receive a bonus of up to $60,000 per year and one-time bonuses of up to $30,000, subject to achievement of certain performance goals; and (ii) an employment agreement with Robert O'Reilly dated January 22, 1998, pursuant to which Mr. O'Reilly receives a base salary of $150,000 per year and is eligible to receive a bonus of up to $50,000 a year and a one-time bonus of $12,500 subject to achievement of performance goals. In addition to the foregoing, pursuant to each of their agreements with the Company, if Mr. Dorst or Mr. O'Reilly is terminated for cause, such person will be entitled to receive his base salary and bonus due through the date of his termination. If Mr. Dorst or Mr. O'Reilly is terminated without cause, such person will be entitled to receive his base salary for a period following his termination, nine (9) months for Mr. Dorst and six (6) months for Mr. O'Reilly. If Mr. Dorst's or Mr. O'Reilly's responsibilities are reduced within twelve (12) months following a change in control and such reduction in responsibilities is not for cause, any resignation of employment as a consequence of such reduction in responsibilities will be treated as a termination of employment without cause.

         The Company has entered into an employment agreement with Carlton Joseph Mertens II dated September 30, 1997, pursuant to which Mr. Mertens receives a base salary of $270,000 per year and is eligible to receive a bonus of up to $130,000 a year, subject to achievement of certain performance goals. If Mr. Mertens is terminated for cause, he will be entitled to receive his base salary and bonus due through the date of his termination. If Mr. Mertens is terminated without cause or if Mr. Mertens terminates his employment with the Company for certain specified reasons, he will be entitled to receive his base salary for nine (9) months following his termination; such reasons include assignment or alteration by the Company of Mr. Mertens' duties, responsibilities or obligations materially inconsistent with his position with the Company after notice of Mr. Mertens' objections thereto, failure of the Company to provide to Mr. Mertens the salary or bonuses described above, relocation of the Company's Business Partner Solutions, Inc.'s principal offices outside of San Antonio, Texas, any requirement by the Company for Mr. Mertens to relocate anywhere other than San Antonio, Texas and instructions by the Company given to Mr. Mertens to violate any applicable law after notice of Mr. Mertens' objections. In addition, the Company has entered into an noncompetition agreement with Mr. Mertens dated September 30, 1997 (the "Mertens Non-Compete"). The Mertens Non-Compete was made in connection with the sale by Mr. Mertens of all of his shares of SMS to the Company. Under the Mertens Non- Compete, Mr. Mertens agreed that, with respect to certain geographic areas, including all of the states of the United States of America (but excluding certain California counties), Canada, Mexico and Puerto Rico, he would not sell computer hardware, software or services to value-added resellers, resellers or systems integrators or approach, contract or solicit any employee of the Company (or any affiliate of the Company) to leave the employ of the Company (or any of its affiliates) except through general employment advertising. The Mertens Non- Compete expires on the earlier of September 30, 1999 or the date on which final payment of any salary due to Mr. Mertens is made. The Mertens Non-Compete may terminate earlier upon the Company's failure to pay timely accrued interest on certain promissory notes held by Mr. Mertens.

                  COMPENSATION COMMITTEE REPORT ON COMPENSATION


         The compensation of the Company's executive officers is determined by the Compensation Committee of the Board of Directors (the "Compensation Committee") on an annual basis. The Chief Executive Officer's recommendations of compensation to be paid to other executive officers of the Company are considered by the Compensation Committee in its decision-making process. The Compensation Committee is currently composed of two (2) non-employee directors.

         The Stock Option Committee of the Board of Directors administers the Company's Stock Option Plans and determines grants to executive officers. The Stock Option Committee is composed of two non-employee directors, as defined by Rule 16b-3 under the Exchange Act.

         The Compensation Committee's policy on executive compensation is to attract and retain highly qualified personnel while tying compensation to performance. Consequently, the Compensation Committee seeks to establish compensation that will reward individuals for Company performance as well as individual performance and motivate and reward executives for achievement of strategic business objectives.

         The primary factors used by the Compensation Committee in determining the compensation of the Company's executive officers are as follows:

         1. The executive officer's individual performance and contributions to the Company;

         2.    The financial results of the Company, including return on assets;
               and

         3. The compensation of executive officers employed by companies in similar industries with similar revenue levels. The Compensation Committee takes into account surveys of competitive pay practices prepared by an independent consulting firm, Westward Pay Strategies.

EXECUTIVE COMPENSATION GENERALLY

         The compensation of executive officers is composed of (i) base salary,
(ii) a cash bonus and (iii) stock options.

         BASE SALARY. The base salaries of the Company's executive officers are set forth in the employment agreements negotiated by each such officer. See "Employment Agreements" on page of this Proxy Statement. In each case, the Compensation Committee determined the appropriate amount of competitive base pay on the basis of a report prepared by Westward Pay Strategies of competitive practices of comparable companies, the majority of which were not members of the Company's Self-Determined Peer Group.

         BONUS. All of the executive officers were eligible to receive a cash bonus. The bonus amount was based on the degree to which specific financial performance, e.g., return on assets, was achieved in relation to targeted goals. The target bonus amounts for these executive officers were designed to represent a percentage of annual base salary: 38%, 30% and 33%, for Mr. Munro, Mr. Dorst and Mr. O'Reilly, respectively.

         STOCK OPTIONS. In May 1997, the Company's current executive officers received stock options which are set forth in the Summary Compensation Table on page of this Proxy Statement. Stock options were granted to the Company's current executive officers on the basis of a report prepared by Westward Pay Strategies of competitive practices of comparable companies, the majority of which were not members of the Company's Self-Determined Peer Group.

CHIEF EXECUTIVE OFFICER COMPENSATION

         Effective July 1, 1997, Mr. Munro's base salary was increased to $325,000 based on a compensation survey conducted by Westward Pay Strategies of comparable companies. The Company also entered into a new employment agreement with Mr. Munro, which superseded his then-existing employment agreement and this increased his base salary to $360,000, effective January 1, 1998. See "Employment Agreements" on page of this Proxy Statement.

         Based on the Company's 1997 performance, Mr. Munro was paid a bonus of $119,398.

         Based on a report of competitive annual stock option grants, prepared by Westward Pay Strategies, Mr. Munro received options in 1997 to purchase 75,000 shares of Company stock that vest over four years. Additionally, Mr. Munro received options in 1997 to purchase 75,000 shares of the Company that vest based on the price of the Common Stock. See "Summary Compensation Table" on page of this Proxy Statement.

OTHER

         The Company generally intends to qualify compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, however, the Company reserves the right to pay compensation that may not be deductible.

                                             COMPENSATION COMMITTEE

                                             ANGELO GUADAGNO
                                             K. WILLIAM SICKLER

                                PERFORMANCE GRAPH

         The Commission requires that the Company include in this Proxy Statement a line-graph presentation comparing cumulative, five (5) year stockholder returns on an indexed basis with (i) a broad equity market index and
(ii) an industry index or peer group. Set forth below is a line graph comparing cumulative total stockholder return on the Common Stock against the Center for Research in Security Prices ("CRSP") Index for the Nasdaq Stock Market (U.S. companies) and a Self-Determined Peer Group. "Total return," for the purpose of this graph, assumes reinvestment of all dividends.

                                 [LINE GRAPHIC]

LEGEND

SYMBOL      CRSP TOTAL RETURNS INDEX FOR:           12/31/92    12/31/93    12/31/94    12/31/95    12/31/96    12/31/97
------      ----------------------------            --------    --------    --------    --------    --------    --------

[GRAPHIC]   Savoir Technology Group, Inc.             100.0       224.2       154.5      127.3       297.0       251.5
[GRAPHIC]   Nasdaq Stock Market (U.S. companies)      100.0       114.8       112.2      158.7       195.2       239.5
[GRAPHIC]   Self-Determined Peer Group                100.0       181.0       101.8      107.8       201.8       173.2


  Companies in Self-Determined Peer Group:
          Ameriquest Technologies Inc.          Compucom Systems Inc.
          Inacom Corp.                          Intelligent Electronics Inc.
          Microage Inc.                         Pomeroy Computer Resources Inc.
          Tech Data Corp.                       Vanstar Corp.


  Notes:
          A. The lines represent monthly index levels derived from compounding daily returns that include all dividends.
          B. The indexes are reweighed daily, using the market capitalization on the previous trading day.
          C. If the monthly interval, based on the fiscal year end, is not a trading day, the preceding trading day is used.
          D.  The index level for all series was set to $100.00 on 12/31/92.

                                PROPOSAL NUMBER 2

                               AN AMENDMENT TO THE
                        COMPANY'S 1994 STOCK OPTION PLAN


         The stockholders are being asked to vote on a proposal to approve an amendment to the Company's 1994 Stock Option Plan (the "1994 Plan") that will increase the number of shares of Common Stock available for issuance under the 1994 Plan by 325,000 shares. The Board believes the amendment is necessary in order to provide the Company with a sufficient reserve of Common Stock for future option grants needed to attract and retain the services of key individuals essential to the Company's long-term success.

         The principal terms and provisions of the 1994 Plan as modified by the recent amendment are summarized below. The summary however, is not intended to be a complete description of all the terms of the 1994 Plan. A copy of the 1994 Plan as amended will be furnished by the Company to any stockholder upon written request to the Secretary of the Company.

SHARES SUBJECT TO THE 1994 PLAN

         Prior to the amendment of the 1994 Plan, 2,321,802 shares of Common Stock had been authorized for option grants. Upon approval of this amendment by the stockholders, a total of 2,646,802 shares will be authorized under the Plan. The authorized shares issuable in connection with the 1994 Plan are subject to adjustment in the event of stock splits, stock dividends and other situations.

         As of June 26, 1998, under the 1994 Plan there were options outstanding to purchase an aggregate of 1,813,448 shares of Common Stock, at exercise prices ranging from $2.00 to $13.00 per share, or a weighted average per share exercise price of $8.88. If any option granted under the 1994 Plan expires or terminates for any reason without having been exercised in full, then the unpurchased shares subject to that option will once again be available for additional option grants. As of June 26, 1998, without giving effect to the increase contemplated by this Proposal Number 2, a total of 149,572 shares of Common Stock were available for future issuance under the 1994 Plan.

PARTICIPANTS

         Any person who is an employee of the Company is eligible to receive options under the 1994 Plan. Optionees will be selected by the Stock Option Committee.

         The 1994 Plan also provides for automatic formula grants for non-employee directors. Non-employee directors will automatically receive nonstatutory options to purchase 15,000 shares of the Common Stock upon their initial appointment or election as a non-employee director and will receive nonstatutory options to purchase 4,000 shares of the Common Stock for every regular annual meeting thereafter at which they are elected. The non-employee director options will have ten (10) year terms and will be exercisable ratably at twenty-five percent (25%) a year from the date of the annual meeting of stockholders on which date the options are granted. Such options will become one hundred percent (100%) vested upon death, disability or a change in control of the Company. If a non-employee director or advisory director dies or becomes disabled, his or her option shall be fully exercisable during the twelve (12) months following the date of his or her death or disablement. If a non-employee director or advisory director voluntarily retires from service as a director or advisory director at or after age 60, his or her options that are vested shall be exercisable for a period of twelve (12) months following retirement. In all other cases, a non-employee director's or advisory director's options that are vested upon termination of service shall remain exercisable for ninety (90) days following the date of his or her termination of service. The 1994 Plan also permits discretionary grants of nonstatutory options to be made to non-employee directors by the Board of Directors.

ADMINISTRATION

         The 1994 Plan is administered by the Stock Option Committee. The Stock Option Committee consists of two directors appointed by the Board of Directors and has the power and authority to grant options to participants in the 1994 Plan. The Stock Option Committee may delegate certain of its responsibilities to other persons; provided, however, the Stock Option Committee may not delegate matters relating to the Company's officers subject to
Section 16 of the Exchange Act. The members of the Stock Option Committee are non-employee directors as defined in Rule 16b-3 promulgated under the Exchange Act. The Board of Directors may fill vacancies on the Stock Option Committee and may from time to time remove or add members and may also administer the 1994 Plan.

         The Stock Option Committee may periodically adopt rules and regulations for carrying out the 1994 Plan. The Board of Directors may amend the 1994 Plan, as desired, without further action by the Company's stockholders except as required by applicable law.

TERMS OF STOCK OPTIONS

         Awards under the 1994 Plan consist of nonstatutory stock options ("NSOs") and incentive stock options ("ISOs"). Except with respect to options automatically granted to non-employee directors, options granted pursuant to the 1994 Plan need not be identical.

         The purchase price under each option is established by the Stock Option Committee but in no event can the option price for ISOs and non-employee director options be less than one hundred percent (100%) of the fair market value of the stock on the date of grant. The last sale price per share of the Common Stock as reported on the Nasdaq Stock Market on June 26, 1998 was $11.25. The option price must be paid in full at the time of exercise. The price may be paid in cash or, if permitted by the Stock Option Agreement, by delivery of an irrevocable direction to a securities broker to sell shares and to deliver part of the sale proceeds to the Company, by the surrender of shares of the Company owned by the participant exercising the option and having a fair market value on the date of exercise equal to the option price, or by any combination of the foregoing.

         Except with respect to automatic options for non-employee directors, options have such terms and are exercisable in such manner and at such times as the Stock Option Committee may determine. In addition, no optionee may be granted options in any calendar year in excess of 300,000 shares of the Common Stock; provided, however, that options granted to an optionee in the calendar year in which he or she is newly hired shall in no event cover more than 500,000 shares of the Common Stock, subject to certain adjustments. However, each option must expire within a period of not more than ten (10) years from the grant date.

         Unless the Option Agreement otherwise provides, each option is transferable only by will or the law of descent and distribution and shall only be exercisable by the participant during his or her lifetime.

         The Stock Option Committee may modify, extend or renew outstanding options or may accept the cancellation of outstanding options in return for the grant of new options at the same or a different price, except the optionee must consent to any modification, extension or renewal which impairs his or her rights or increases his or her obligations under such option.

FEDERAL INCOME TAX CONSEQUENCES

         The following discussion of the federal income tax consequences of the 1994 Plan is intended to be a summary of applicable federal law. State and local tax consequences may differ. Because the federal income tax rules governing options and related payments are complex and subject to frequent change, optionees are advised to consult their tax advisors prior to exercise of options or dispositions of stock acquired pursuant to option exercise.

         ISOs and NSOs are treated differently for federal income tax purposes. ISOs are intended to comply with the requirements of Section 422 of the Internal Revenue Code. NSOs need not comply with such requirements.

         An employee is not subject to ordinary income tax on the grant or exercise of an ISO. The difference between the exercise price and the fair market value on the exercise date of the shares acquired under an ISO will, however, be a preference item for purposes of the alternative minimum tax. If an optionee holds the shares acquired upon exercise of an ISO for at least two (2) years following grant and at least one (1) year following exercise, the optionee's gain, if any, upon a subsequent disposition of such shares is long-term capital gain, with a holding period of more than eighteen
(18) months required for the lowest capital gain tax rate to apply. The measure of the gain is the difference between the proceeds received on disposition and the optionee's basis in the shares (which generally equals the exercise price). If an optionee disposes of stock acquired pursuant to exercise of an ISO before satisfying the one (1) and two (2) year holding periods described above, the optionee may recognize both ordinary income and capital gain in the year of disposition. The amount of the ordinary income will be the lesser of (i) the amount realized on disposition less the optionee's adjusted basis in the stock (usually the option exercise price) or (ii) the difference between the fair market value of the stock on the exercise date and the option exercise price. The balance of the consideration received on such a disposition will be capital gain (long-term capital gain if the stock had been held for at least one (1) year following exercise of the ISO, with a holding period of more than eighteen
(18) months required for the lowest capital gain tax rate to apply). The Company is not entitled to an income tax deduction on the grant or exercise of an ISO or on the optionee's disposition of the shares after satisfying the holding period requirement described above. If the holding periods are not satisfied, the Company will be entitled to a deduction in the year the optionee disposes of the shares, in an amount equal to the ordinary income recognized by the optionee, provided it satisfies a reporting obligation with respect to the gain.

         An employee is not taxed on the grant of an NSO. On exercise, however, the optionee recognizes ordinary income equal to the difference between the option price and the fair market value of the shares on the date of exercise. The Company is entitled to an income tax deduction in the year of exercise in the amount recognized by the optionee as ordinary income, provided it satisfies a reporting obligation with respect to the gain. Any gain on subsequent disposition of the shares is long-term capital gain if the shares are held for more than one (1) year following exercise. The Company does not receive a deduction for this gain.

NEW PLAN BENEFITS

         With respect to all future grants, the Stock Option Committee has full discretion to determine the number and amount of options to be granted to employees under the 1994 Plan, subject to an annual limitation on the total number of options that may be granted to any employee. Therefore, other than as described in this paragraph, the benefits and amounts that will be received by each of the officers named in the Summary Compensation Table above, the executive officers as a group and all other employees under the 1994 Plan are not presently determinable. The number of options to be received automatically by each non-employee director is fixed under the 1994 Plan.

REQUIRED APPROVAL

         The affirmative vote of the holders of a majority of shares of capital stock represented and voting at a duly held meeting at which a quorum is present is required to approve the amendment of the 1994 Plan as it relates to the 325,000 new shares available for issuance under the 1994 Plan. Unless marked to the contrary, proxies received will be voted "FOR" approval of the amendment of the 1994 Plan.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE AMENDMENT OF THE 1994 PLAN.

                                PROPOSAL NUMBER 3

                     DESIGNATION OF INDEPENDENT ACCOUNTANTS

         The Board of Directors has approved the retention of Coopers & Lybrand L.L.P. as independent accountants for the Company until revoked by further action. Coopers & Lybrand L.L.P. has been the Company's independent accountants since 1977.

         The stockholders are asked to ratify the designation of Coopers & Lybrand L.L.P. as independent accountants for the Company for the fiscal year ending December 31, 1998. A representative of Coopers & Lybrand L.L.P. is expected to be present at the Annual Meeting to make a statement if he or she desires to do so, and such representative is expected to be available to respond to appropriate questions.

         Should the stockholders fail to ratify the designation of Coopers & Lybrand L.L.P. as independent accountants, retention of the firm for the fiscal year ending December 31, 1998 will be reconsidered by the Board of Directors.

         Unless marked to the contrary, proxies received will be voted "FOR" ratification of the designation of Coopers & Lybrand L.L.P. as independent accountants for the Company's fiscal year ending December 31, 1998.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" RATIFICA-TION OF THE COMPANY'S INDEPENDENT ACCOUNTANTS.

                                  OTHER MATTERS

         PROPOSALS INTENDED TO BE PRESENTED AT NEXT ANNUAL MEETING. Proposals of security holders intended to be presented at the Company's 1999 Annual Meeting of Stockholders must be received by the Company for inclusion in the Company's proxy statement and form of proxy no later than March 9, 1999.

         OTHER MATTERS. Management knows of no business that will be presented for consideration at the Annual Meeting other than as stated in the Notice of Meeting. If, however, other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

         PROXY SOLICITATION. The expense of solicitation of proxies will be borne by the Company. In addition to solicitation of proxies by mail, certain officers, directors and Company employees who will receive no additional compensation for their services may solicit proxies by telephone, telegraph or personal interview. The Company is required to request brokers and nominees who hold stock in their name to furnish this proxy material to beneficial owners of the stock and will reimburse such brokers and nominees for their reasonable out-of-pocket expenses in so doing.

         ANNUAL REPORT. The Company will provide a copy of its 1997 Annual Report to stockholders, without charge, to any stockholder who makes a written request to Mr. P. Scott Munro, Secretary, Savoir Technology Group, Inc., 254 East Hacienda Avenue, Campbell, California 95008.

                                        By Order of the Board of Directors,



                                        P. Scott Munro
                                        Secretary

Campbell, California
July 7, 1998